Exhibit 99.1
FOR IMMEDIATE RELEASE
MRV COMMUNICATIONS ANNOUNCES APPOINTMENT OF ACTING
CHIEF FINANCIAL OFFICER
Company Appoints Experienced MRV executive Guy Avidan
CHATSWORTH, CA — July 12, 2007 — MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), today announced that Guy Avidan, Vice President and General Manager of MRV International, has been appointed to the position of acting Chief Financial Officer of MRV, succeeding Kevin Rubin, who has resigned as Chief Financial Officer and Corporate Compliance Officer to accept the position of Chief Financial Officer with another company. Mr. Rubin plans to remain with MRV until August 2nd and assist in the transition. Mr. Avidan is assuming the responsibilities as MRV’s acting Chief Financial Officer effective today.
Since September 2001, Mr. Avidan has served MRV as Vice President and General Manager of MRV International. From 1995 to September 2001, Mr. Avidan served MRV in various executive capacities for other MRV subsidiaries. Prior to joining MRV, from 1992 to 1995, Mr. Avidan served as Vice President of Finance and Chief Financial Officer of Ace North Hills. MRV acquired substantially all of the assets and business of Ace North Hills in 1995. From 1989 to 1992, Mr. Avidan practiced accounting with a public accounting firm that became a part of Ernst & Young. He holds a B.A. degree in Economics and Accounting from Haifa University.
“After many enjoyable years at MRV, I have decided to pursue a new endeavor that I believe offers a unique opportunity to help me achieve the goals that I have set for my career. I am thankful for the opportunities that MRV has afforded me and wish the Company future success,” commented Kevin Rubin.
“We thank Kevin for his many contributions to the Company, over so many years,” said Noam Lotan, MRV’s President and Chief Executive Officer. “We certainly wish him the best of luck with his new opportunity and hope that he realizes even greater success than he expects from it. We are fortunate to have a number of experienced finance professionals at MRV, including the highly qualified Guy Avidan, who has spent over 12 years with the Company and its subsidiaries. Over the years, Guy has met every challenge we have offered him. For his new role as our acting CFO, he brings a strong accounting background along with years of deep operating experience that we believe will continue to benefit us.”
About MRV Communications, Inc.
MRV Communications, Inc. (“MRV”) is a leading provider of network equipment and services and optical components. MRV’s networking business provides equipment used by commercial customers, governments and telecommunications service providers, and includes switches, routers, physical layer products and out-of-band management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV’s optical components business provides optical communications components for metropolitan, access and Fiber-to-the-Premises applications, through its wholly owned subsidiary LuminentOIC, Inc. MRV markets and sells its products worldwide through a variety of channels, including a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV also has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as internally developed and manufactured products. Publicly traded since 1992, MRV is listed on the NASDAQ Global Market under the symbol MRVC. For more information about MRV and its products, please call (818) 773-0900 or visit our websites at www.mrv.com and www.luminentoic.com.

Investor Relations MRV Communications, Inc. Investor Relations (818) 886-MRVC (6782) ir@mrv.com	The Blueshirt Group for MRV Rakesh Mehta, Chris Danne, (415) 217-7722 rakesh@blueshirtgroup.com